UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            October 13, 2009

ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-02199	39-0126090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 369-0550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On October 13, 2009, Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries entered into a Fifth Amendment (the “Fifth Amendment”), to its existing Second Amended and Restated Credit Agreement dated as of April 26, 2007 (the “Credit Agreement”), with Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto.

The Fifth Amendment, among other things, permits the Company to invest up to $30 million in the aggregate in foreign subsidiaries and foreign joint ventures, of which no more than $5,000,000 shall be cash and the remainder of which will be equipment and inventory.  In addition, certain provisions were amended to allow the Company to dispose of equipment and inventory by (i) transferring equipment and inventory to foreign subsidiaries and foreign joint ventures or (ii) entering into lease agreements with foreign persons of equipment or inventory moved from the U.S. to a foreign jurisdiction, subject to the $30 million cap described above.

The foregoing description is not complete and is qualified in its entirety by reference to the Fifth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description
10.1
Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of October 13, 2009, by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, Royal Bank of Canada, as administrative agent, and the lenders named thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.

Date: October 13, 2009	By:	/s/ Victor M. Perez
	Name:	Victor M. Perez
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of October 13, 2009, by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, Royal Bank of Canada, as administrative agent, and the lenders named thereto.